Exhibit 5.1

March 23, 2020

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

Ladies and Gentlemen:

We have acted as U.S. securities counsel for Chanticleer Holdings, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 4,149,564 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), consisting of (i) 1,349,564 shares of Common Stock held by certain Selling Stockholders (the “Shares”) and (ii) 2,800,000 shares of Common Stock issuable upon conversion of currently outstanding Series 2 Convertible Preferred Stock (“Preferred Stock”) held by certain Selling Stockholders (“Conversion Shares”).

In rendering our opinions set forth below, we have reviewed (i) the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended; (ii) the Certificate of Designations of Preferences, Rights and Limitations of Series 2 Convertible Preferred Stock; and (iii) such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto. No opinion is expressed herein with respect to the qualification of the Shares and Conversion Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon the foregoing, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable and (ii) the Conversion Shares, when issued and delivered upon the conversion of Preferred Stock in accordance with their terms, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the prospectus and any prospectus under the caption “Legal Matters”. In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Libertas Law Group, Inc.